UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2014

Dear Shareholder:

On behalf of the Board of Directors and management of Orrstown Financial Services, Inc. (the “Company”), I cordially invite you to attend our 2014 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania on Tuesday, April 29, 2014, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Smith Elliott Kearns & Company, LLC, our independent registered public accounting firm, will be present to respond to shareholder questions.

You will be asked to; (i) elect the Board’s three nominees for director, (ii) approve the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan, (iii) provide a non-binding advisory vote approving the compensation paid to our named executive officers as disclosed in the attached proxy statement; and (iv) ratify the appointment of Smith Elliott Kearns & Company, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board of Directors recommends a vote “FOR” the election as directors to Class A of the three nominees listed in the enclosed Proxy Statement; “FOR” approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan; “FOR” approval of the advisory vote on compensation paid to our named executive officers; and “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. All shareholders can vote by returning the enclosed Proxy Card, or alternatively, vote by telephone or electronically through the Internet by following the instructions on the proxy card. Also, you may vote in person at the meeting if you so choose. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2014

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”) will be held on Tuesday, April 29, 2014, at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect three (3) directors to Class A for three (3) year terms expiring in 2017;

2.	Approve the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan;

3.	Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On-Pay”);

4.	Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014; and

5.	Transact such other business as may properly come before the annual meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class A of the three nominees listed in the enclosed proxy statement; “FOR” approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan; “FOR” approval of the advisory vote on compensation paid to our named executive officers; and “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014.

This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 25, 2014 to shareholders of record at the close of business on March 7, 2014. A copy of the Annual Report on Form 10-K for the year ended December 31, 2013 is also enclosed.

Sincerely,

Dr. Anthony F. Ceddia
Secretary

March 25, 2014

Important Notice Regarding Internet Availability of Proxy Materials

for the Shareholder Annual Meeting to be

Held on April 29, 2014 at 9:00 a.m.

The Proxy Statement and Annual Report to

Shareholders are available on the Internet at

http://www.cfpproxy.com/5772

Page
Annual Meeting Information	1
Who is entitled to vote?	1
On what am I voting?	1
How does the Board of Directors recommend I vote?	1
How do I vote?	2
What is a quorum?	2
How are abstentions and broker non-votes counted?	2
What vote is required to elect directors?	3
What vote is required to approve the other proposals?	3
Who will count the vote?	3
What is the deadline for shareholder proposals for next year’s Annual Meeting?	3
How are proxies being solicited?	3

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on April 29, 2014	3

Share Ownership of Certain Beneficial Owners	4

Share Ownership of Management	5

Section 16(a) Beneficial Ownership Reporting Compliance	5

Proposal 1 – Election of Directors	6
Nomination of Directors	6
Biographical Summaries of Nominees and Directors	8
Director Independence	10
Shareholder Communications with the Board of Directors	10
Board Structure, Committees and Meeting Attendance	10
Audit Committee Report	12
Compensation Committee Interlocks and Insider Participation	12
Transactions with Related Persons, Promoters and Certain Control Persons	13
Compensation of Directors	15
2013 Director Compensation Table	15
Information About Executive Officers and Other Significant Employees	17
Compensation Discussion and Analysis	17
Compensation Committee Report	25
Compensation Risk Assessment	25
Executive Compensation Tables	26
2013 Summary Compensation Table	26
2013 All Other Compensation Table	27
2013 Grant of Plan Based Awards Table	27
2013 Outstanding Equity Awards at Fiscal Year-End Table	28
2013 Option Exercises and Stock Vested Table	28
2013 Pension Benefits Table	29
Potential Payments Upon Termination or Change in Control	29
Equity Compensation Plan Information	32

Proposal 2 – Approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan	32

Proposal 3 – Advisory Vote on Compensation Paid to Named Executive Officers (“Say-On-Pay”)	38
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers	38

Proposal 4 – Ratification of the Audit Committee’s Selection of Smith Elliott Kearns & Company, LLC as the Company’s Independent Registered Public Accounting Firm for 2014	40
Relationship with Independent Registered Public Accounting Firm	40

Annual Report on Form 10-K	41

i

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”) to be held Tuesday, April 29, 2014, beginning at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournments or postponements of the Annual Meeting. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy will be mailed to shareholders on or about March 25, 2014.

Who is entitled to vote?

Shareholders owning Company common stock as of the close of business on March 7, 2014 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each shareholder has one vote per share on all matters to be voted on. As of March 7, 2014 there were 8,109,818 shares of the Company’s common stock outstanding.

On what am I voting?

You will be asked to:

(i)	elect three (3) directors to Class A for three (3) year terms expiring in 2017;

(ii)	approve the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan;

(iii)	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”); and

(iv)	ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the Annual Meeting, the proxies will vote according to the directions of the Board of Directors.

How does the Board of Directors recommend I vote?

The Board of Directors recommends that shareholders vote:

(i)	“FOR” the election of each of the three nominees as directors to Class A named in this proxy statement;

(ii)	“FOR” approval of the amendment and restatement of the Employee Stock Purchase Plan;

(iii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and

(iv)	“FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. If you sign your proxy form or vote by telephone or electronically through the Internet but do not mark your choices, your proxies will vote your shares represented by such proxy:

(i)	“FOR” the three persons nominated for election as directors to Class A named in this proxy statement;

(ii)	“FOR” approval of the an amendment and restatement of the Employee Stock Purchase Plan;

(iii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and

(iv)	“FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date or vote in person at the Annual Meeting. Please note that simply attending the Annual Meeting in person without voting will not revoke your proxy.

You are only entitled to vote at the Annual Meeting if our records show that you held shares of the Company’s common stock as of the close of business on March 7, 2014. If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the broker or other intermediary, which is the record holder of your shares.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the Annual Meeting to be held.

How are abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine,” such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors, approval of the amendment and restatement of the Orrstown Financial Services Employee Stock Purchase Plan; and Say-on-Pay, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to elect directors?

Directors are elected by a plurality of votes. The three nominees for election as directors to Class A receiving the highest number of votes will be elected to the Board of Directors. Votes withheld and broker non-votes will have no effect on the election of directors.

What vote is required to approve the other proposals?

A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.

Who will count the vote?

The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 25, 2014. In addition, in order to be considered for possible action by the shareholders at the 2015 annual meeting of shareholders (the “2015 Annual Meeting”), proposals not included in the Company’s proxy statement must also be submitted to the Secretary of the Company not later than November 25, 2014. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held by such persons and will be reimbursed by the Company for their expenses. The Company has retained Georgeson, Inc to assist in the solicitation of proxies for a fee of approximately $10,000. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on April 29, 2014

The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:

http://www.cfpproxy.com/5772

Share Ownership of Certain Beneficial Owners

The Company does not know of any person or group who beneficially owned more than 5% of the Company’s Common Stock on March 7, 2014, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Orrstown Bank(1) 77 East King Street Shippensburg, PA 17257	535,041	6.60%

PL Capital Group(2) 20 East Jefferson Avenue Suite 22 Naperville, IL 60540	458,608	5.65%

(1)

Shares held directly by Orrstown Bank (the “Bank”), or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 343,686 of these shares. The Bank has sole voting power as to 54,637 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. The Bank does not have the right to vote with respect to the remaining 136,718 shares and disclaims beneficial ownership of such shares. The Bank has investment discretion with respect to 375,578 of the shares and does not have investment discretion with respect to the remaining 159,463 shares.

(2)

The information regarding beneficial ownership by PL Capital Group (as defined below) is reported as of December 31, 2013 and was provided by PL Capital Group. Such information consists of shares of the Company’s common stock beneficially owned by:

—	Financial Edge Fund, L.P.;

—	Financial Edge-Strategic Fund, L.P.;

—	PL Capital/Focused Fund, L.P.;

—	PL Capital, LLC, general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund;

—	PL Capital Advisors, LLC, the investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund, and Goodbody/PL Capital, L.P.

—	Goodbody/PL Capital, L.P.

—	Goodbody/PL Capital, LLC, general partner of Goodbody/PL LP

According to PL Capital Group, as of December 31, 2013, the PL Capital Group beneficially owned 458,608 shares of the Company’s common stock. Financial Edge Fund has shared voting and shared dispositive power over 248,346 shares (b) Financial Edge Strategic Fund has shared voting and shared dispositive power over 86,212 shares, (c) PL Capital/Focused Fund has shared voting and shared dispositive power over 38,806 shares, (d) PL Capital has shared voting and shared dispositive power over 373,364 shares (e) PL Capital Advisors has shared voting and shared dispositive power over 458,608 shares, (f) Goodbody/PL LP has shared voting and shared dispositive power over 85,244 shares (g) Goodbody/PL LLC has shared voting and shared dispositive power over 85,244 shares, and (h) John W. Palmer has shared voting and shared dispositive power over 458,608 shares and (i) Richard Lashley has shared voting and dispositive power over 458,608 shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 7, 2014, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(2)

David P. Boyle	20,618		0
Anthony F. Ceddia	7,967		2,979
Jeffrey W. Coy	37,485	(3)	2,979
Philip E. Fague	17,171		24,821
David D. Keim	0		0
Mark K. Keller	5,368		349
Andrea Pugh	33,265	(4)	2,979
Thomas R. Quinn, Jr.	9,508		6,000
Gregory A. Rosenberry	40,674	(5)	2,979
Eric A. Segal	3,000		0
Jeffrey M. Seibert	24,700		0
Glenn W. Snoke	14,093	(6)	2,979
Floyd E. Stoner	11,327		0
Benjamin W. Wallace	3,169		0
Joel R. Zullinger	37,771	(7)	2,979
Directors, nominees and executive officers as a group (17 persons including those named above)	266,116		49,044

(1)

On March 7, 2014, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 315,160 shares or 3.89% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)

The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 7, 2014 through the exercise of stock options granted pursuant to the Company’s stock option plans.

(3)	Includes 6,324 shares held by Mr. Coy’s spouse in her IRA.
(4)	Includes 10,947 shares with joint voting authority for Ms. Pugh’s family members.
(5)	Includes 56 shares Mr. Rosenberry holds as custodian for his son.
(6)	Includes 50 shares held by Mr. Snoke’s spouse as custodian for her son.
(7)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2013 our directors and executive officers who were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, complied with all SEC filing requirements applicable to them, except for one instance. Benjamin W. Wallace did not timely file his Form 3 upon becoming an executive officer. As of the date of this proxy statement, to the best of its knowledge, the Company did not have any beneficial owners of more than 10% of its common stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected and qualified. Accordingly, at the Annual Meeting, the shareholders will be asked to elect three directors to Class A to serve until the annual meeting of shareholders in 2017 or until their successors are elected and qualified.

The Board of Directors has nominated the following persons for election as directors to Class A:

Jeffrey W. Coy

Eric A. Segal

Joel R. Zullinger

All three nominees are presently serving as directors of the Company and the Bank.

If you return a properly signed and dated proxy form your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.

The Board of Directors recommends that you vote FOR the election of each of the named nominees as directors to Class A.

Nomination of Directors

In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. The three nominees named above were recommended by the Nominating and Governance Committee, then submitted to and approved by the Board of Directors as the three nominees for election as directors to Class A.

In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.

The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of board candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other board nominees.

Director Eligibility Requirements.    The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 3,500 shares of the Company’s common stock. Directors will have one year from the date they join the board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company that: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above. In addition, the age of members of the Board is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board until the expiration of their term.

No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.

Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.

Shareholder nominations in accordance with the procedures set forth in the Company’s bylaws must be submitted not less 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the corporation, and must include a statement setting forth the background, education and business experience of the nominee.

A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.

Biographical Summaries of Nominees and Directors

The Board of Directors believes that each of the nominees and directors possesses such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors to Class A at the Annual Meeting and information about the directors in Class B and Class C demonstrating these characteristics is set forth below.

Nominees for Director:

CLASS A DIRECTORS – TERM EXPIRES IN 2014

Jeffrey W. Coy – 62, is Vice Chairman of the Boards of Directors of the Company and of the Bank. Mr. Coy has served as a director since 1984. From 2005 to February 2011, Mr. Coy served as a Commissioner on the Pennsylvania Gaming Control Board. From 1983 through 2004, Mr. Coy served as a Representative to the Pennsylvania General Assembly, representing the 89th Legislative District. The Board of Directors values the knowledge, experience and perspective Mr. Coy has attained through his long tenure as a director of the Company and the Bank and the substantial knowledge of the Bank’s Franklin and Cumberland Counties, Pennsylvania market areas he attained through his representation of those areas in the General Assembly.

Eric A. Segal – 56, was appointed to the Boards of Directors of both the Company and the Bank in 2013, replacing John Ward after his retirement. Since 2008, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic region.

Joel R. Zullinger – 65, is Chairman of the Boards of Directors of the Company and of the Bank. Mr. Zullinger has served as a director since 1981. Mr. Zullinger is an attorney at law with Zullinger Davis, P.C., in Chambersburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has attained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.

Continuing Directors:

CLASS C DIRECTORS – TERM EXPIRES IN 2015

Anthony F. Ceddia – 70, is Secretary of the Boards of Directors of the Company and the Bank. Dr. Ceddia has been a member of the Boards of Directors of the Company and of the Bank since 1996. Dr. Ceddia is President Emeritus of Shippensburg University, where he was President from 1981 to 2005. Since his retirement as President of Shippensburg University, Dr. Ceddia has been a Visiting Professor at various institutions. Dr. Ceddia also acts as a leadership and management consultant. The Board of Directors values Dr. Ceddia’s executive level experience, perspective and leadership skills.

Andrea Pugh – 61, has been a member of the Boards of Directors of the Company and of the Bank since 1996. She is President and sole member of PharmCare Consultants LLC, a pharmacy consulting business. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner and the insight it provides her into the financial services needs of and business issues facing many of the Bank’s small business customers, including those that are owned and operated by women.

Floyd E. Stoner – 65, has been a member of the Board of Directors of the Company and of the Bank since his nomination at the 2012 Annual Meeting of Shareholders. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy at the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience as a lobbyist for the ABA. As the ABA’s chief lobbyist, he has been involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today. Beginning in January 2012, Mr. Stoner also serves as a Senior Advisor – Consultant with Alliance Partners. In addition, Mr. Stoner plans to retire to the greater Shippensburg area, where he owns a home and has several business interests locally.

CLASS B DIRECTORS – CURRENT TERM EXPIRES IN 2016

Mark K. Keller – 60, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller has served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, since 2004. The Board of Directors values Mr. Keller’s knowledge of the Bank’s Perry County, Pennsylvania market area attained through his representation of that area in the General Assembly.

Thomas R. Quinn, Jr. – 54, was appointed as President and Chief Executive Officer and a director of the Company and of the Bank in May 2009 immediately following the 2009 Annual Meeting of Shareholders. Mr. Quinn joined the Bank in March 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer. Previously, Mr. Quinn served as President and Chief Executive Officer of Fifth Third Bancorp’s South Florida Affiliate from 2005 to July 2008 and in a variety of executive positions with Citigroup and its affiliates from 1992 to 2005. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer to peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective Mr. Quinn possesses as a result of his service as a senior executive with Fifth Third Bancorp and Citigroup have been and will continue to be valuable to the Company as it continues its transition from a smaller community banking institution to a billion dollar regional institution.

Gregory A. Rosenberry – 59, has been a member of the Boards of Directors of the Company and of the Bank since 1997. He is President and General Partner of Rosenberry Family Limited Partnership, a timber harvesting and wholesale, real estate and securities investment business, President and owner of Tri-Valley Forestry, Inc. and a director, Secretary and shareholder of Rosenberry Brothers Lumber, Inc. The Board of Directors values Mr. Rosenberry’s knowledge, experience and perspective as an entrepreneur and small business owner and the insight it provides him into the financial services needs of and business issues facing many of the Bank’s small business customers.

Glenn W. Snoke – 65, has been a member of the Boards of Directors of the Company and of the Bank since 1999. Mr. Snoke is President of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry customers.

Director Independence

The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and CEO of the Company. Under NASDAQ rules, employees of the Company are deemed not to be independent. In making this determination on the remaining directors, the Board of Directors was aware of and considered the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business. Except as noted above and for loans, deposits, fiduciary and other similar relationships with the Company or the Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the rules of the NASDAQ Stock Market.

Shareholder Communications with the Board of Directors

The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Structure, Committees and Meeting Attendance

During 2013 the Board of Directors of the Company met 18 times and the Board of Directors of the Bank met 12 times. The Board of Directors of the Company has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. During 2013 all of the directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served. It is Company policy that all directors will attend the Annual Meeting. All of the Company’s directors attended the Annual Meeting of Shareholders in 2013.

With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman and an independent Vice Chairman. The Vice Chairman also serves as Chair of the Executive Committees. The Boards of Directors believe that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committees. In addition, the directors have two regularly scheduled meetings each year in which they meet in executive session without Mr. Quinn being present. The directors also may meet in executive session at additional times as necessary.

Compensation Committee.    The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executive officers and of the Board of Directors. The Compensation Committee Charter is posted on the Company’s website at www.orrstown.com.

The Compensation Committee Charter provides that the Compensation Committee is to be composed of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.

The members of the Compensation Committee during fiscal 2013 were Jeffrey W. Coy, Chair, Floyd E. Stoner, Joel R. Zullinger, and John S. Ward through the date of his retirement on August 22, 2013 each of whom the Board of Directors has determined to be independent, and an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee, except John S. Ward.

The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee met four times during 2013.

Nominating and Governance Committee.    The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. As discussed above, it also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. The Nominating and Governance Committee reviews, at least annually, its Charter and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee are Glenn W. Snoke, Chair, Jeffrey W. Coy, Mark K. Keller and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, and an outside director and a non-employee director. The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com. The Nominating and Governance Committee met three times in 2013.

Audit Committee.    The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.

The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee is to have had past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.

The members of the Audit Committee are Dr. Anthony F. Ceddia, Chair, Mark Keller and Andrea Pugh each of whom the Board of Directors has determined to be independent. John S. Ward was a member of the Audit Committee until his retirement on August 22, 2013.

In addition, the Board of Directors, has determined that Dr. Ceddia has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Dr. Ceddia has experience as president of a large organization where the finance and accounting functions reported directly to him. Dr. Ceddia has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with his tenure as a member of the Audit Committee, has provided him with an understanding of, and familiarity with Generally Accepted Accounting Principles and internal controls over financial reporting.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 13 times during 2013.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2013. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed under Public Company Accounting Oversight Board standards governing communications with audit committees, Auditing Standard No. 16 (AS16), Communications with Audit Committees; received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Smith Elliott Kearns & Company, LLC’s communications with the Audit Committee concerning independence and has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Audit Committee:

Dr. Anthony F. Ceddia, Chair

Mark K. Keller

Andrea Pugh

Floyd E. Stoner

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

As noted previously, the members of the Compensation Committee during fiscal 2013 were Jeffrey W. Coy, Chair, Floyd E. Stoner, Joel R. Zullinger, and John S. Ward through the date of his retirement on August 22, 2013, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Compensation Committee or the overall Board of Directors of the Company.

Transactions with Related Persons, Promoters and Certain Control Persons

During 2013 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

On January 31, 2013, the Company entered into a Confidential Settlement and General Release Agreement (the “Settlement Agreement”) by and among, the Company and its directors, PL Capital, LLC; PL Capital Advisors, LLC, Financial Edge Fund; Richard J. Lashley; and John W. Palmer and certain other affiliates of PL Capital (collectively, the “PL Capital Parties”). As of December 31, 2013, certain of the PL Capital Parties beneficially own, in the aggregate, up to 458,608 shares, or 5.65% of the Company’s outstanding common stock.

On December 28, 2012, PL Capital principal John W. Palmer, on behalf of the Financial Edge Fund, mailed a notice of intent to nominate Richard J. Lashley for election as a director at the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). On January 7, 2013, the PL Capital Parties filed a shareholder derivative action (the “Lawsuit”) against the Company and its directors (the “Defendants”) alleging discriminatory application of certain bylaw amendments adopted by the Company on November 19, 2012.

Under the terms of the Settlement Agreement, the PL Capital Parties agreed to, among other things, not bring or advise any shareholders on proposals before the 2013 Annual Meeting, direct their counsel to take all steps necessary for dismissal of the Lawsuit with prejudice, withdraw the nomination of Richard J. Lashley for the 2013 Annual Meeting and refrain from nominating any other Board candidate through the last day of the 2013 Annual Meeting, refrain from waging or advising any shareholders on any proxy contests related to the 2013 Annual Meeting, and not disparage the Board or the Company through the last day of the 2013 Annual Meeting.

The PL Capital Parties agreed to advise the Defendants, within 10 days of the filing of the Company’s 2013 third quarter Form 10-Q (the “Third Quarter 10-Q”), whether they would nominate a candidate to run for a seat on the Board at the Annual Meeting. Because the PL Capital Parties did not

nominate a candidate to run for a seat on the Board within 10 days of the filing of the Third Quarter 10-Q, the PL Capital Parties have agreed to refrain from taking the following actions: nominating any Board candidate for the Annual Meeting; waging any proxy contests at the Annual Meeting; making any shareholder proposals at the Annual Meeting; advising shareholders on any proposals, proxy contests, and/or nominees through the last day of the Annual Meeting; commenting on any allegations of improper conduct by the Defendants or the Company, as alleged in the complaint, through the last day of the Annual Meeting; and disparaging the Defendants and/or the Company through the last day of the Annual Meeting.

In consideration of the foregoing, the Defendants agreed to amend, and on February 28, 2013 amended, the Company’s bylaws to rescind the director eligibility requirements related to residency (contained in Section 3-12, Article III) and not serving as a management official of another bank (contained in Section 3-14, Article III), both of which became effective on November 19, 2012 (the “November Amendments”). In addition, the Defendants have agreed that, from the date of the Settlement Agreement through the last day of the Annual Meeting, they will not implement any changes to the Company’s articles of incorporation or bylaws that would prevent the PL Capital Parties from nominating a candidate to run for a seat on the Board at the Annual Meeting. Similarly, the Company and the Defendants have agreed not to add any director eligibility requirements to the bylaws of the Bank through the last day of the Annual Meeting that would exclude a director nominated by the PL Capital Parties who wins election to the Board from also serving on the Bank’s board of directors and represent that such bylaws do not currently contain any eligibility requirement similar to those contained in the November Amendments.

If within 10 days of the filing of the Third Quarter 10-Q, the PL Capital Parties had declared not to nominate a candidate for a Board seat in 2014, the Defendants agreed that from the last day of the Annual Meeting through the last day of the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) that they would not implement any changes to the Company’s articles or bylaws that would prevent the PL Capital Parties from nominating a candidate at the 2015 Annual Meeting. Because the PL Capital Parties did not nominate any Board candidate for the Annual Meeting, the Company and the Defendants have agreed that, from the last day of the Annual Meeting through the last day of the 2015 Annual Meeting, they will not add any director eligibility requirements to the Bank’s bylaws that would preclude a candidate of the PL Capital Parties who won election to the Board from serving on the Bank’s board of directors.

The Company also agreed to pay the reasonable legal fees and expenses of the PL Capital Parties related to the Lawsuit. As of the date of this proxy statement, the settlement had cost the Company approximately $125,000.

The Settlement Agreement contains other customary terms for an agreement of this type, including a release of claims relating to the claims raised by the PL Capital Parties in the Lawsuit, or to the subject matter of the Lawsuit.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as Exhibit 99.1 to the Company’s Form 8-K filed on February 4, 2013, which is incorporated herein by reference.

No other transactions or series of related transactions, other than outstanding extensions of credit, exceeded $120,000 during 2013.

Compensation of Directors

The following table sets forth compensation received by directors of the Company in 2013, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr.  Quinn does not receive compensation in his capacity as a director.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)

Anthony F. Ceddia	$59,000	$0	$0	$0	$6,977	$0	$65,977

Jeffrey W. Coy	61,000	0	0	0	17,210	0	78,210

Mark K. Keller	50,000	0	0	0	29,940	0	79,940

Andrea Pugh	50,000	0	0	0	15,782	0	65,782

Gregory A. Rosenberry	50,000	0	0	0	13,786	0	63,786

Eric A. Segal(3)	12,500	0	0	0	0	0	12,500

Glenn W. Snoke	50,000	0	0	0	15,376	0	65,376

Floyd E. Stoner	50,000	0	0	0	0	0	50,000

John S. Ward(4)	37,500	0	0	0	5,617	0	43,117

Joel R. Zullinger	63,000	0	0	0	18,341	0	81,341

(1)

For each director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2013 was: Dr. Ceddia – 2,979; Mr. Coy – 2,979; Mr. Keller – 349; Ms. Pugh – 2,979; Mr. Rosenberry – 2,979; Mr. Snoke – 2,979; and Mr. Zullinger – 2,979. Mr. Stoner and Mr. Segal have not received option awards from the Company.

(2)

Represents the aggregate increase in the present value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2013. This includes both of the directors retirement and “brick” plans.

(3)

Represents fees for the fourth quarter of 2013 only, the first full quarter that Mr. Segal was a member of the Board of Directors. Mr. Segal did not receive prorated compensation of the portion of the third quarter of 2013 between his appointment to the Board of Directors on August 22, 2013 and the end of the third quarter.

(4)	Represents fees paid to Mr. Ward between January 1, 2013 and his retirement from the Board of Directors, which was effective August 22, 2013.

Directors’ Fees.    During 2013, each director of the Company and the Bank was paid an annual fee of $50,000, representing an approximate 25% decrease from 2012. Fees are paid quarterly on the first business day of the months of January, April, July and October. In addition, Board officers were paid a stipend as follows: Chairman, $13,000; Vice Chairman, $11,000; and Secretary, $9,000.

Deferred Compensation Plan.    In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy. If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. In 2013 Mr. Snoke deferred $10,000.

Directors Retirement Plan.    The Bank has entered into director retirement agreements with Ms. Pugh and Messrs. Ceddia, Coy, Keller, Rosenberry, Snoke, and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is intended to approximate the amount of his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 based upon annual increases of four percent. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by four percent.

A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank within a 50 mile radius of its main office in Shippensburg, Pennsylvania. The Bank also would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability and a death benefit.

The amount of the increase in 2013 in the net present value of the accrued benefit under the directors retirement agreement is reported in the 2013 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Brick Plan.    Mr. Zullinger and three of the Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2012 is reported in the 2013 Director Compensation Table above in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Under the brick plan, Mr. Zullinger’s annual benefit at age 65 would be $21,804. Mr. Zullinger’s total accrued benefit at December 31, 2013 was $133,976 and the vested amount of his annual benefit is $21,044.

Orrstown Financial Services, Inc. Stock Incentive Plan of 2011 (the “Stock Incentive Plan”).    On May 3, 2011 shareholders approved the Stock Incentive Plan. In 2013, 2,500 shares were granted to Mr. Seibert and 2,500 to Mr. Boyle as part of their offer of employment with the Company.

Information About Executive Officers

In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, who also serves as a director of the Company and of the Bank, the executive officers of the Company and the Bank are as set forth below.

David P. Boyle – 50, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since August 2012. From July 2010 to August 2012, he served as Executive Vice President, Chief Performance Officer of PNC Financial Services, Inc. (PNC Bank). From January 2007 to July 2010, Mr. Boyle was Regional President at PNC Bank, Michigan and its predecessor, National City Bank, Michigan.

Philip E. Fague – 54, is Executive Vice President and Assistant Secretary of the Company and of the Bank. From June 2011 to August 2012, he served as Senior Executive Vice President of the Company. From 1997 to June 2011, he served as Executive Vice President of the Bank. Since September 2009 Mr. Fague has served as Mortgage and Consumer Business officer of the Bank, and since August 2012 he has served as an executive overseeing the trust department. From January 2008 to September 2009, Mr. Fague served as Chief Retail Officer of the Bank and, from 2002 to 2008.

David D. Keim – 65, has been Executive Vice President and Chief Risk Officer of the Company and the Bank since October 2012. From August 2010 to September 2012, he served as Executive Vice President and Chief Risk Officer of First National Community Bank. From February 2009 to August 2010, Mr. Keim served as Chief Risk Officer of Heartland Financial, USA. On January 16, 2014, Mr. Keim notified the Company that he was retiring from his position, effective March 31, 2014.

Jeffrey M. Seibert – 54, has been Executive Vice President and Chief Operating Officer of the Company and the Bank since August 2012. From December 2010 to August 2012, Mr. Seibert was not employed in accordance with a previous employment contract. From May 2009 to December 2010, he was President of the Pennsylvania Division of Susquehanna Bank. From October 2008 to April 2009, Mr. Seibert was Susquehanna Bank’s Managing Director, Commercial Banking.

Benjamin W. Wallace – 31, has been Executive Vice President, Operations and Technology of the Company since February 2013. From January 2007 to February 2013, Mr. Wallace was employed as an Executive Director of Consumer Technologies at JPMorgan Chase & Co. Mr. Wallace is a member of the Pennsylvania Bar.

Compensation Discussion and Analysis

In this section we provide an overview and analysis of our executive compensation programs and policies, the material decisions that have been made under those programs and policies and the material factors that we considered in making those decisions.

Executive Summary.    As a result of continued economic conditions and Company performance, compensation to our existing executive officers was frozen in 2013, 2012 and 2011. Challenges, while subsiding, continued for the Company in 2013 as we worked through credit issues, maintained capital ratios above regulatory minimum levels necessary to be considered to be well-capitalized and faced margin compression. The Compensation Committee aims to reward executives in 2014 for performance that drives improved shareholder value, and has created new plans that focus on this as well as prudent risk management.

The Compensation Committee has commended the executive team for vastly improved results in net income, return on assets and return on equity in 2013, and recognizes the team for the hard work it has done to accomplish such results. However, because the Bank remains under an order with its regulators (the “Consent Order”), which prohibits, among other things, dividend payments and no dividend has been restored to the Company’s shareholders, the Compensation Committee concurred with the recommendation of management that no bonuses or salary increases would be paid to any member of the executive management for 2013.

Therefore, based on the Company’s performance in fiscal 2013, the Compensation Committee approved the following actions with respect to the Named Executive Officers:

—	Salaries were frozen.

—	No profit sharing was accrued or paid.

—	No bonuses were accrued or paid.

—	No incentive stock options or incentive based restricted stock awards were granted.

Shareholder Advisory Votes on Compensation.    At the 2013 Annual Meeting of Shareholders, the Company’s shareholders approved an advisory vote on its executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis and the proxy statement by more than 77% of the shares voting on the matter. At the 2011 Annual Meeting of Shareholders, a majority of the shareholders approved an advisory vote recommending that such advisory vote be taken annually. The Company continues to follow this advisory vote on the annual frequency of such shareholder advisory votes.

Executive Compensation Objectives and Philosophy.    The Company’s compensation and benefits programs and policies are, for the long term, intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. This philosophy was adjusted in the short term, whereby no raises, cash bonuses or incentive equity awards have been granted since the Company has not been relieved from the Consent Order and cash dividends have not been restored. While this has the potential to create challenges in recruiting and retaining executives, the committee feels this short term change is prudent for the Company.

The Executive Incentive Plan has historically been based directly on Company performance metrics including net income, return on assets and return on equity and select asset quality ratios. It is the intention of the Compensation Committee to insure that the plan does not encourage executive management to take excessive risk in the future. Additionally, if the Committee deems that management did expose the Bank to excessive risks, there is appropriate claw-back language in the 2014 guidelines to address the situation in subsequent years.

Compensation Structure.    We compensate our executive officers through a combination of base salary, annual cash incentives, equity based compensation, and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities.

As further detailed below, our revised incentive program is structured to align our executives’ bonus opportunities with the financial performance of the Bank, as well as to reflect individual contribution and success. In addition to cash, a portion of the executive’s earned bonus will be paid in restricted stock, further aligning management with the interests of the shareholders.

These awards further link annual compensation to annual Company performance, but also link the compensatory interests of executive officers to the interests of shareholders in the long term success and growth of the Company. Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area.

Base salary represented 100% of the total cash compensation paid to our Named Executive Officers in fiscal 2013. As previously stated, no cash bonuses or equity based compensation awards were made in fiscal 2013, except for the inducement grants of restricted stock to Messrs. Seibert and Boyle discussed below.

Process for Determining Executive Compensation.    The Compensation Committee and management participate in the determination of executive compensation programs and practices. Generally, the Compensation Committee is responsible for carrying out the responsibilities of its charter, including (but not limited to) establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Management’s role in determining executive compensation programs and practices consists of developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Management also is responsible for making compensation recommendations each year, typically in the form of salary adjustments, short-term incentive targets and awards, and long-term incentive grants. The Compensation Committee, comprised entirely of independent directors, makes and approves recommendations regarding the compensation of Mr. Quinn, our President and CEO.

Disclosure of Role of Compensation Consultants and potential conflicts of interest assessment.    From time to time, the Compensation Committee also uses outside compensation consultants. A compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies along with information and advice on competitive compensation practices and trends, and specific views on the Company’s compensation programs. In connection with an update to the Company’s overall guidelines related to executive compensation (collectively, the “Executive Incentive Guidelines”) for fiscal 2014, the Compensation Committee engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to review and comment on its proposed guidelines. Prior to engaging this consultant, the Compensation Committee considered the independence of Pearl Meyer in light of NASDAQ listing standards related to the Compensation Committee. The Compensation Committee also requested and received a letter from Pearl Meyer addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest

Benchmarking of Compensation Levels.    In making compensation decisions, the Compensation Committee has historically reviewed competitive market data related to base salary, annual bonus and total compensation. We continue to monitor a peer group of 14 banks which met the following basic criteria:

—	Assets of approximately 0.5x – 2.0x that of the Company (which had approximately $1.18 billion in assets as of December 31, 2013);

—	Commercial banks;

—	Domiciled in the Mid-Atlantic region of the United States; and

—	Similar business models.

These criteria, further refined to reduce the number of comparators, resulted in the following peer group in fiscal 2013:

—	Metro Bancorp, Inc.;
—	Financial Institutions, Inc.;
—	Univest Corporation of Pennsylvania;
—	Cardinal Financial Corporation;
—	Eagle Bancorp, Inc.;
—	Arrow Financial Corporation;
—	Peapack-Gladstone Financial Corporation;
—	Citizens & Northern Corporation;
—	CNB Financial Corporation;
—	Bryn Mawr Bank Corporation;
—	Chemung Financial Corp;
—	City Holdings Company;
—	Shore Bancshares, Inc.;
—	Canandaigua National Corporation

The Company reviews the data from this peer group as well as other industry surveys. The Company does not use a formulaic approach to benchmarking compensation for specific data points for individual job positions. The Compensation Committee also considers data related to three year average total compensation for executive officer positions as that is a metric available through SNL Financial for banks, in the Mid-Atlantic region, with assets between $1 and $3 billion. However, the Company did not use benchmarking to set 2013 compensation because compensation for Named Executive Officers was frozen at 2012 levels.

2013 Compensation Decisions.    The Compensation Committee met four times in 2013. On December 19, 2013 the Compensation Committee again recognized management’s efforts to improve the net income, return on assets and return on equity and asset quality metrics for the Company. The Committee accepted Mr. Quinn’s recommendation of no salary increases or bonuses for executive management due to the fact that the Consent Order has not been lifted and the Company is not able to restore a cash dividend to the shareholders. In like manner, the Compensation Committee recommended no salary increase or bonus for Mr. Quinn. The Compensation Committee’s recommendations were presented to and approved by the independent directors of the Bank at its December meeting.

Base Salary.    Historically, base salaries for executive officers have been determined based upon a comparison of Company performance to competitive market data, as well as evaluations of individual performance and contributions. However, compensation to existing Named Executive Officers was frozen in 2013. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is a contributing factor. Following consideration of the information obtained and reviewed, and the recommendations of Mr. Quinn, the members of the Compensation Committee recommended and the Bank’s independent directors approved, at its December meeting, leaving base salaries for 2014 at 2013 levels for all Named Executive Officers.

Cash Bonuses.    In 2013, the Compensation Committee approved changes to the Executive Incentive Guidelines, which were intended to reflect changes in market practice, plan design and internal considerations regarding incentive compensation at the Company. The program was structured to provide cash bonuses based on a combination of company performance and individual contributions. For 2014, it was decided that Company performance would be defined as performance versus budget and return on equity compared to cost of capital, including the following measures and attributes:

—	Return on equity (ROE) compared to the Company’s cost of capital;

—	Performance to Budget Target;

—	Claw back provisions and;

—	Multi-year payouts.

This set of measures was chosen to effectively balance incentivizing management on core operating measures, linking annual incentives to measures that in the aggregate create shareholder value, and taking into account risk. The 2014 plan calls for the following payment structure:

—	40% of earned incentive paid in year 1;

—	30% of earned incentive paid in year 2 (subject to clawback);

—	30% of earned incentive paid in restricted stock with 3 year cliff vesting (subject to clawback).

There were no individual weightings or discrete goals ascribed to these measures for 2013 as a result of the Committee’s decision to freeze salaries, not pay cash bonuses or grant equity incentives. Based upon the Company’s performance in 2013, Mr. Quinn recommended that no cash or equity incentive awards be paid to the Named Executive Officers for 2013 performance. The Compensation Committee approved that no cash or equity incentive awards would be provided for 2013 to the Named Executive Officers, including to Mr. Quinn.

Long-term Incentives.    In 2011, the Board of Directors of the Company unanimously approved and adopted the Stock Incentive Plan. The Stock Incentive Plan was approved by the shareholders at the 2011 Annual Meeting. The purpose of this plan has is to promote the long term success of the Company and the creation of shareholder value by:

—	providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company;

—	assisting the Company to attract, retain and motivate key personnel with experience and ability; and

—	linking employees receiving stock options directly to shareholder interests through increased stock ownership.

The Compensation Committee, on behalf of the Board of Directors, has been administering the Stock Incentive Plan, and determines the number of shares to be granted, as well as the relevant terms and conditions of each grant. Historically, the Company has granted stock options, all of which are exercisable at an option price equal to the “fair market value” of the Company’s common stock on the date of grant of the option, defined as the closing price for shares of Company common stock reported on the NASDAQ Stock Market on such date. It is anticipated that going forward, the Company will make use of additional equity instruments covered under the Stock Incentive Plan, including restricted stock. Grants to officers of the Company and other key employees are based on criteria established by the Compensation Committee including past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Compensation Committee has discretion over the number of shares or shares covered by option grants awarded at any given time, subject to the conditions and restrictions of the Stock Incentive Plan. Messrs. Seibert and Boyle were each awarded 2,500 shares of restricted stock as part of their offer of employment with the Company. Other than those awards, no restricted stock or stock option awards were made to the Named Executive Officers in 2013. The Compensation Committee anticipates awarding grants in the future to provide for greater alignment with the overall executive compensation philosophy and purpose.

401(k) and Profit Sharing Plan.    The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to three percent of an employee’s annual compensation. In addition, the Bank had maintained, through 2013, a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Profit sharing contributions to the plan are based on the Company’s performance and are at the discretion of the Bank’s Board of Directors. Substantially all of the Bank’s employees are covered by the plan. The Bank’s contribution to the plan on behalf of all participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code. In general, this amount cannot be more than 15 percent of compensation otherwise paid during the taxable year to all employees under the profit sharing plan. There was no profit sharing awarded to any employee in 2013, and the profit sharing plan was terminated effective January 1, 2014.

Deferred Compensation and Supplemental Benefit Programs.    The Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Compensation Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

The Bank has established salary continuation plans for certain of its executive officers including Messrs. Quinn and Fague, in order to provide them with supplemental retirement income, (the “Salary Continuation Agreements). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

The Bank also has established an officer group term replacement plan for the benefit of Messrs. Quinn and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (but not exceed the net coverage purchased).

As noted above in connection with director compensation, the Company also has established a non-qualified deferred compensation plan for directors and executive officers, but no executive officer made any deferrals pursuant to that plan in 2013.

Executive Employment Agreements.    In August 2011, the Company extended an executive employment agreement with Mr. Quinn which continues until August 25, 2015. The minimum annual base salary is $414,000. During the term of the agreement, the Company will cause Mr. Quinn to be elected to the Board of Directors of the Bank and to nominate him to serve as a director of the Company. During the period of employment and for one year thereafter, Mr. Quinn agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within an eighty mile radius of Shippensburg, Pennsylvania. In addition, during this period, Mr. Quinn will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries. In addition, the Company and Bank also extended the term of the executive employment agreement with Mr. Fague, providing for a two year term which expired December 31, 2013. Subject to the right of the employee to resign at any time upon ninety days prior notice, the executive employment agreement provided for renewal or extension for successive two year terms by written notice to the executive by the Company and the Bank not later than one hundred twenty days prior to the expiration of the then current term. Mr Fague’s executive employment agreement was not extended beyond December 31, 2013. In addition to annual base salaries, the executive employment agreement provided that the officer is eligible to receive annual incentive payments an equity incentive awards, and to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which other senior officers of the Bank are eligible to participate. The executive employment agreement also contained customary nondisclosure, non-solicitation and mutual non-disparagement provisions and restrictive covenants. The purpose of the executive employment agreement was to provide the officer with job security while providing the Company and the Bank with protections against competition and solicitation of customers and employees if the officer would leave the Bank’s employ.

Change in Control Benefits.    The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March 2009 and Mr. Fague in May of 2008. The purpose of the Change in Control Agreements is to promote the interests of the Company and the Bank by mitigating the concerns senior officers may have for job security, authority or compensation in connection with a change in control of the Company or the Bank, such that the business and strategic decisions such officers may make on behalf of the Company and the Bank may be made independently of such concerns. The Compensation Committee believes that providing change in control benefits to senior executives is competitive with the practices of its peers. The key terms and conditions of the change in control arrangements are described below under “Potential Payments Upon Termination or Change in Control.”

Risk Management.    We believe that the Company’s compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation is wholly subject to the discretion of the Compensation Committee and the independent directors. Similarly, not only is long-term incentive compensation in the forms of restricted stock and stock options also subject to Compensation Committee and independent director discretion, it also reflects a modest portion of total compensation at lesser levels than among the Company’s peers. With respect to those employees whose compensation may involve a variable component such as loan originators and investment counselors who are paid, in significant part, based upon production, we believe the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices.

Tax and Accounting Considerations.    The Company takes into account the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. All of the compensation the Company paid in 2013 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code. Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

Under the newly adopted executive incentive compensation program effective for 2014, there are in place forfeiture and or claw-back provisions for the recoupment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. Because there were no cash or equity incentive awards made during 2013, the Company did not utilize provisions for recoupment of incentive compensation in the event of restatement or adjustment of the performance measures in the future after incentive awards have been paid. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its Named Executive Officers (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. The Company does not have any policies regarding hedging strategies applicable to the Named Executive Officers or directors and their personal investments in Company stock.

Compensation Committee Report

We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by the Compensation Committee

Jeffrey W. Coy, Chair

Floyd E. Stoner

Joel R. Zullinger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Risk Assessment

The Company periodically conducts a Compensation Risk Self-Assessment. The latest Compensation Risk Self-Assessment, which was conducted in fiscal 2013, concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2013 for services rendered in all capacities by our principal executive officer and principal financial officer during fiscal 2013, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officers). References throughout this proxy statement to our “Named Executive Officers” or “Named Executives” refer to each of the individuals named in the table below.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Thomas R. Quinn, Jr.	2013		$414,026	$0	$0	$0	$0	$181,433	$7,397	$602,856
President & Chief	2012		414,027	0	0	0	0	181,433	12,225	607,685
Executive Officer	2011		414,027	0	0	0	0	135,051	16,347	565,425

David P. Boyle	2013		$285,000	0	25,500	0	0	0	6,229	316,729
Executive Vice President & Chief Financial Officer	2012	(4)	85,500	30,000	0	0	0	0	14,764	130,264

Jeffrey M. Seibert	2013		285,000	0	25,500	0	0	0	7,586	318,086
Executive Vice President & Chief Operating Officer	2012	(4)	98,654	30,000	0	0	0	0	414	129,068

Philip E. Fague	2013		209,391	0	0	0	0	19,204	7,493	236,088
Executive Vice President, Trust and Mortgage Officer	2012 2011		209,391 209,391	0 0	0 0	0 0	0 0	19,204 19,205	8,115 6,805	236,710 235,401

David D. Keim	2013		185,000	15,000	0	0	0	0	854	200,854
Executive Vice President, Chief Risk Officer	2012	(4)	39,135	0	0	0	0	0	13,264	52,399

(1)

Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or stock awards vest. Please see the 2013 Outstanding Equity Awards Table below for more information regarding options outstanding at December 31, 2013 There were no option or incentive stock awards made in 2013, 2012 and 2011, other than the 2,500 shares of restricted stock granted to each of Messrs. Boyle and Seibert in 2013.

(2)	Based on benefits accrued under Salary Continuation Agreements.
(3)	See 2013 All Other Compensation Table below.
(4)	Represents part-year compensation because the named executive officer joined the Company during fiscal 2012.

As indicated in the 2013 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.

The compensation represented by the amounts for 2013 set forth in the “All Other Compensation” column in the 2013 Summary Compensation Table is detailed in the following table.

2013 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)

Thomas R. Quinn, Jr.	2013	$4,582	$745	$2,070	$7,397
	2012	4,153	712	7,360	12,225
	2011	4,676	671	11,000	16,347

David P. Boyle	2013	3,039	559	2,631	6,229
	2012	14,571	193	0	14,764

Jeffrey M. Seibert	2013	3,683	1,272	2,631	7,586
	2012	0	414	0	414

Philip E. Fague	2013	628	565	6,300	7,493
	2012	1,265	532	6,318	8,115
	2011	0	494	6,311	6,805

David D. Keim	2013	0	0	854	854
	2012	13,264	0	0	13,264

Except for Mr. Boyle and Mr. Keim in fiscal 2012, the total value of perquisites and other personal benefits for each Named Executive Officer was less than $10,000 in each fiscal year noted above. In 2012, perquisites and other personal benefits for Mr. Boyle and Mr. Keim consisted of moving expenses.

The reported insurance premiums are the premiums paid by the Bank in connection with the officer group term replacement plans for the Named Executive Officers described above in the Compensation Discussion and Analysis.

2013 GRANT OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Restricted Stock Awards: Number of Underlying Shares(1)	Exercise or Base Price of Share Award(2)	Grant Date Fair Value of Share Award(3)

David P. Boyle	01/10/13	2,500	$10.20	$25,500
Jeffrey M. Seibert	01/10/13	2,500	$10.20	$25,500

(1)	The awarded restricted stock vests on the third anniversary of the Executives’ date of hire.
(2)	The base price of the share award was the closing price of the Company’s stock on the award date.
(3)	The fair value of the award is the base price times the number of shares granted.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Thomas R. Quinn, Jr	6,000	$21.14	07/21/2020
David P. Boyle				2,500	$40,875
Jeffrey M. Seibert				2,500	$40,875
Philip E. Fague	4,800	21.14	7/21/2020
	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,961	36.92	6/24/2014

(1)	There were no unexercisable options at December 31, 2013.
(2)	Calculated using December 31, 2013 closing stock price of $16.35

2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas R. Quinn, Jr.	-	-	-	-

David P. Boyle	-	-	-	-

Jeffrey M. Seibert	-	-	-	-

Philip E. Fague	-	-	-	-

David D. Keim	-	-	-	-

2013 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas R. Quinn, Jr.	Salary Continuation Agreement	5	$803,525	-

David P. Boyle	-	-	-	-

Jeffrey M. Seibert	-	-	-	-

Philip E. Fague	Salary Continuation Agreement	25	238,078	-

David D. Keim	-	-	-	-

In the table above:

—	The number of years of credited service equals the number of years of employment service.

—

When we use the phrase “present value of accumulated benefit,” we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

—	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2013.

—	No amounts were actually paid or provided to the Named Executive Officers during 2013.

A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements.    The Bank has entered into Salary Continuation Agreements with certain of its executive officers including, without limitation, Thomas R. Quinn, Jr. and Philip E. Fague. The Salary Continuation Agreements provide the executive officer with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control.

Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control or within 60 days after separation from service in the case of disability. Under the Salary Continuation Agreements, the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; and with Mr. Fague, $73,000 at age 65.

In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.

Benefits under the Salary Continuation Agreements will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Salary Continuation Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Executive Employment Agreements.    As detailed in the “Compensation Discussion and Analysis” section, the Company previously entered into an executive employment agreement with Mr. Quinn providing for a term continuing until August 25, 2015 and with Mr. Fague for a which expired on December 31, 2013.

The following table summarizes potential benefits for each of the Named Executive Officers in the event of termination of their employment unrelated to a change in control transaction if it had occurred on December 31, 2013. Mr. Fague’s executive employment agreement expired on December 31, 2013 and has not been renewed at the date of this Proxy Statement.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason” ($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)

Thomas R. Quinn, Jr.	$683,367	$683,367	$27,679	$711,046

Philip E. Fague	209,391	209,391	864	210,255

(1)	Assumes payment of continued salary under existing employment contracts for remaining term of contract in effect as of December 31, 2013, or in the case of Mr. Fague for merger.
(2)	Estimated benefits contribution expense during period of continued salary payment noted at footnote 1 above.

Change in Control Benefits.

The Company and the Bank entered into a Change in Control Agreement with Mr. Quinn in March 2009 and Mr. Fague in May of 2008. Messrs. Boyle, Seibert, and Keim do not currently have change in control agreements. The Change in Control Agreements provides that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor without cause or by the executive for good reason within two (2) years after the occurrence of a change in control.

The Change in Control Agreement defines “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) the event that any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Company and the Bank will have “good cause” to terminate an executive’s employment if the executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.

The executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the executive’s responsibility or authority; (b) assigns to the executive duties inconsistent with his office; (c) materially changes the location of the executive’s primary office; (d) reduces the executive’s annual base salary; or (e) any other action or inaction which constitutes a material breach of the executive’s employment agreement; in all cases after notice to the Company or Bank and the failure of the Company or the Bank to cure the situation after such notice.

The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the executive cash compensation in an amount equal to a specified multiple of (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment occurs. For Mr. Quinn the multiple is 2.99 times and for Mr. Fague 2 times. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For Mr. Quinn the term is three years and for Mr. Fague the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreements also provide that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, then the executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.

The following table summarizes potential change in control benefits for each of the Named Executive Officers. For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2013.

Name	Cash Benefit Under Change in Control Arrangement ($)	Cash Benefit Under Salary Continuation Agreement($)(1)	General Health and Welfare Benefits(2)	Total Benefits ($)(3)

Thomas R. Quinn, Jr.	$1,237,941	$2,138,870	$49,824	$3,426,635

Philip E. Fague	418,782	382,634	1,368	802,784

(1)

Present value as of December 31, 2013 of accumulated benefit under Salary Continuation Agreement at normal retirement age. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.
(3)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	184,861	$32.34	411,297
Equity compensation plan not approved by security holders(1)	21,202	30.97	0

Total	206,063	$32.20	411,297

(1)	Awards from the Non-Employee Director Stock Option Plan of 2000. Certain options granted remain outstanding from this plan, however no additional options will be granted under this plan.

All other information required by Item 12 is incorporated, by reference, from the Company’s definitive proxy statement for the 2014 Annual Meeting of Shareholders filed pursuant to Regulation 14A, under Share Ownership of Management.

PROPOSAL 2 – Approval of the Amendment and Restatement of The Orrstown Financial Services, Inc. Employee Stock Purchase Plan

On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted, subject to shareholder ratification, the Orrstown Financial Services, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan was ratified by the Company’s shareholders at its annual meeting held on April 11, 2000. The Employee Stock Purchase Plan was subsequently amended on August 23, 2007 and July 25, 2013 to make certain administrative changes. The Employee Stock Purchase Plan is intended to provide an opportunity for employees of the Company and its subsidiaries to become shareholders of the Company. The Board of Directors believes that by becoming shareholders of the Company, the interests of employees will become more closely linked to the interests of the Company’s shareholders. The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of Internal Revenue Code.

Summary of Proposed Changes

The Board of Directors has reviewed the Employee Stock Purchase Plan and concluded that it would be in the Company’s best interests and the best interest of its shareholders for the Employee Stock Purchase Plan to be amended and restated to increase the share reserve from 182,325 shares to 350,000 shares, an increase of 167,675 shares of the Company’s common stock to be offered under the plan, to lower the purchase price discount offered under the plan from 15% of the fair market value of the Company’s common stock to a discount of only 5%, and to reflect other prior administrative changes. Accordingly, on March 1, 2014, the Board of Directors of the Company unanimously approved and adopted, subject to shareholder approval, the Amended and Restated Orrstown Financial Services, Inc. Employee Stock Purchase Plan (the “Amended and Restated ESPP”) to reflect these changes and to incorporate the administrative changes made in the prior plan amendments. If our shareholders do not approve the amendment and restatement of the Orrstown Financial Services Inc. Employee Stock Purchase Plan, the Employee Stock Purchase Plan will continue to operate in accordance with its terms prior to such 2014 plan amendment and restatement.

At present, the Company is authorized to issue up to 182,325 shares (after making adjustments for stock dividends and a stock split) under the Employee Stock Purchase Plan. At December 31, 2013, the Company had previously issued 144,649 shares of common stock to employees, leaving 37,676 shares of common stock available for issuance under the Employee Stock Purchase Plan.

The Company believes that in the near future there will not be a sufficient number of shares of common stock available for future issuance under the Employee Stock Purchase Plan to enable the Company to continue to achieve the Company’s objectives. Therefore, as contemplated in the Amended and Restated ESPP, the maximum number of shares of common stock for which the Company may grant options to purchase will be increased by 167,675 shares from 182,325 to 350,000 shares. The Board of Directors believes this number represents reasonable potential equity dilution and provides a significant incentive for employees to strive to contribute to an increase in value for all shareholders. If this proposal is approved, this increase of 167,675 shares in the amount of shares reserved for issuance represents approximately 2.1% of the outstanding shares of the Company’s common stock as of December 31, 2013. The purpose of this increase is to secure an adequate number of shares for future issuance over the next 7-10 years.

Summary of Amended and Restated ESPP

The following is a summary of the key provisions of the Amended and Restated ESPP. You are encouraged to read the Amended and Restated ESPP in its entirety. A complete copy of the Amended and Restated ESPP is attached to this proxy statement as Appendix A.

Administration.    The Board of Directors of the Company will administer the Amended and Restated ESPP. The Board of Directors may delegate its duties with respect to the Amended and Restated ESPP to a committee composed of three or more directors appointed by the Board. The Board of Directors will be responsible to administer, interpret and construe all provisions of the Amended and Restated ESPP, to adopt rules and regulations for administering the Amended and Restated ESPP and to make all other determinations deemed necessary or appropriate for administering the Amended and Restated ESPP.

Shares Available; Adjustments.    The Amended and Restated ESPP increases the maximum number of shares of Company common stock that will be available for purchase pursuant to the Amended and Restated ESPP from 182,325 shares available in the Employee Stock Purchase Plan share reserve to 350,000 shares, subject to anti-dilution adjustments. The Amended and Restated ESPP provides for appropriate adjustments in the purchase price per share as of a particular Offering Date or Purchase Date and in the number and kind of shares available for issuance and subject to options under the Amended and Restated ESPP to avoid dilution in the event of mergers, stock splits, stock dividends or other changes in the capitalization of the Company. Shares of Company common stock available for purchase under the Amended and Restated ESPP may be authorized and unissued shares, or issued shares that have been or will be reacquired by the Company.

If at any time during the term of the Amended and Restated ESPP the available shares thereunder are oversubscribed, pursuant to any applicable rules, laws, and regulations of any government agency imposing limitations on the number of shares of Company common stock which may be issued, or otherwise, the total purchase price will be reduced to that percentage of each employee’s compensation as may be necessary to eliminate such oversubscription on a pro rata basis.

Eligible Employees.    Any employee of the Company or any of its subsidiaries who is customarily scheduled to work at least twenty (20) hours per week and has been employed by the Company or any of its subsidiaries for at least ninety (90) days will be eligible to participate in the Amended and Restated ESPP, and the Company will grant such employee options to purchase shares of Company common stock pursuant to the Amended and Restated ESPP if he or she is employed by the Company or any of its subsidiaries on the relevant “offering date.” “Offering Date” is defined by the Amended and Restated ESPP to mean each March 1 and September 1 occurring during the term of the Amended and Restated ESPP. “Purchase Date” is defined by the Amended and Restated ESPP to mean each February 28 and August 31 occurring during the term of the Amended and Restated ESPP. Each March 1 Offering Date will correspond with a succeeding August 31 Purchase Date, and each September 1 Offering Date will correspond with a succeeding February 28 Purchase Date. An employee whose customary employment with the Company or any of its subsidiaries is not for more than five months in any calendar year will not be eligible to participate in the Amended and Restated ESPP. As of March 7, 2014, there were approximately 328 employees eligible to participate in the Employee Stock Purchase Plan.

Purchase of Shares.    Any employee who is eligible to participate in the Amended and Restated ESPP, and who has enrolled in the Amended and Restated ESPP by filing the appropriate enrollment form and other required documents, may purchase shares of Company common stock on each subsequent “Purchase Date” under the Amended and Restated ESPP, provided he or she remains employed by the Company or its subsidiaries on such Purchase Date.

The total purchase price of all shares of Company common stock an employee may purchase pursuant to the Amended and Restated ESPP in any calendar year may not exceed 10% of the employee’s annual compensation for that year (which includes basic annual salary, plus overtime pay, but does not include bonuses, profit sharing or any other form of compensation) (the “Percentage Limitation”). In addition, no employee may be granted options, which would result in the right to purchase shares exceeding $25,000 of their fair market value (determined as of the beginning of the six (6) month offering period) for the calendar year in which such options are outstanding (the “Dollar Limitation”).

In addition, an employee may not purchase shares pursuant to the Amended and Restated ESPP if, immediately after the option is granted, the employee would own 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any of its subsidiaries. For this purpose, shares of stock the employee may purchase pursuant to outstanding options the employee may hold will be counted as shares owned by the employee. Fractional shares may not be purchased.

In the event employees subscribe to purchase more shares than the 350,000 shares permitted to be issued under the Amended and Restated ESPP, the number of shares available for purchase will be allocated among participating employees on a pro rata basis. All shares purchased by an employee pursuant to the Amended and Restated ESPP will be issued to such employee within thirty (30) days following the applicable Purchase Date.

An employee’s right to purchase shares of Company common stock pursuant to the Amended and Restated ESPP will terminate immediately upon the termination of his or her employment with the Company and its subsidiaries for any reason, including the employee’s death.

Purchase Price.    The purchase price of shares under the Amended and Restated ESPP is the lower of 95% of the “fair market value” of the shares on the applicable Offering Date or the corresponding Purchase Date. For example, in connection with the August 31, 2014 Purchase Date, the purchase price for shares under the Amended and Restated ESPP will be the lower of 95% of the fair market value of the shares on the corresponding Offering Date, i.e., March 1, 2014, or 95% of the fair market value of the shares on August 31, 2014.

As long as shares of Company common stock are traded on a stock exchange on the date in question, “fair market value” will mean the closing price reported by the applicable composite transactions reported for such date. The Amended and Restated ESPP provides the Board of Directors with the discretion to determine “fair market value” if none of the methods specified in the Amended and Restated ESPP are applicable.

Payment for Shares Purchased.    Upon enrolling in the Amended and Restated ESPP, an employee will designate an amount to be withheld from each paycheck. Ten dollars ($10.00) is the minimum amount that may be withheld from each paycheck. Amounts withheld will be on an after-tax basis, credited to an account established in the employee’s name on the books of the Company, or one of its subsidiaries, and held in a non-interest bearing escrow account established by the Company for purposes of the Amended and Restated ESPP.

Subject to the Dollar Limitation and Percentage Limitation described above, on each Purchase Date the full amount of an employee’s withholding account will be used to purchase the maximum number of whole shares that can be purchased with that amount based upon the purchase price of the shares.

In addition, in connection with each August 31 Purchase Date, an employee may contribute amounts toward the purchase of shares pursuant to the Amended and Restated ESPP in addition to the amounts withheld from his or her paycheck, subject to the Dollar Limitation and Percentage Limitation described above. Employees may not contribute such additional amounts in connection with a February 28 Purchase Date.

Any amounts remaining in an employee’s withholding account after the purchase of shares on a Purchase Date due to the requirement of purchasing only whole shares will remain credited to the employee’s account and used to purchase shares on the next Purchase Date, unless the employee instructs the Company to pay such amounts to him or her. No interest will be paid on the balance credited to employee accounts on each pay date. Such amounts will be paid to the employee upon termination of the employee’s participation in the Amended and Restated ESPP, as described below. In the event of an employee’s termination of employment or death, any amounts that remain credited to such employee’s account at that time shall be paid to the terminated employee or the employee’s estate, as applicable, as soon as administratively feasible following the employee’s termination or death.

Restrictions on Transfer and Resale.    Rights and options under the Amended and Restated ESPP are not assignable or transferable by an employee and are exercisable only by the employee. Shares purchased pursuant to the Amended and Restated ESPP shall not be resold by the registered owner or owners thereof within one year of purchase, except by will or the laws of descent and distribution, in the case of the death of any registered owner, or as otherwise permitted by the Company’s Board of Directors.

Withdrawals and Termination of Plan Participation.    An employee may cease participation in the Amended and Restated ESPP no later than seven days prior to a Purchase Date. In the event an employee ceases participation, the employee may request, in writing, that his or her account be paid to him or her in lieu of being applied toward the purchase of shares. Alternatively, an employee may allow funds credited to his/her account to be applied toward the purchase of shares as of a Purchase Date and elect to cease participation with respect to any future Purchase Date. Any amounts remaining in an employee’s account, immediately following a purchase of shares on an applicable Purchase Date, shall be paid to the employee if he or she elects to cease participation in the Amended and Restated ESPP. In order to re-commence participation in the Amended and Restated ESPP, an employee must re-submit an enrollment form.

Effective Date.    The Amended and Restated ESPP will be effective upon approval by the shareholders at the Annual Meeting.

Amendment and Termination.    The Board of Directors may amend, terminate or modify the Amended and Restated ESPP at any time without obtaining approval from the Company’s shareholders, except that the Board of Directors will not, without shareholder approval, increase the maximum number of shares available for issuance under the Amended and Restated ESPP (other than adjustments for stock splits and other changes in capitalization as provided for in the Amended and Restated ESPP and as described above) or make such other amendments for which shareholder approval is required by applicable laws, rules or regulations.

The Amended and Restated ESPP does not have a specified termination date, although the Board of Directors may terminate the Amended and Restated ESPP at any time without notice provided that no such termination can affect an employee’s right to purchase shares with funds credited to his or her account through the effective date of the termination. In the event of termination of the Amended and Restated ESPP after an Offering Date, but prior to the corresponding Purchase Date, the effective date of the termination shall be the Purchase Date for the then applicable Offering Date.

Federal Income Tax Consequences

Rights to purchase shares under the Amended and Restated ESPP are intended to constitute “options” issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under present law, which is subject to change at any time, the following Federal income tax consequences would generally result under the Amended and Restated ESPP:

1. No taxable income results to the employee upon the grant of an option or upon the purchase of shares under the Amended and Restated ESPP (although the amount of a employee’s payroll deductions under the Amended and Restated ESPP will be taxable as ordinary income as if received by the employee).

2. If the employee (i) disposes of shares after the expiration of the “Holding Period,” (which extends until the later of one year after the Purchase Date with respect to which the shares were purchased or two years after the option to acquire the shares was granted under the Amended and Restated ESPP), or (ii) dies at any time while holding shares acquired under the Amended and Restated ESPP, then at the time the employee disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (x) the excess of the fair market value of the shares on the Offering Date with respect to which they were acquired over the purchase price, computed as if the option had been exercised on such date, and (y) the excess of the fair market value of the shares on the date of disposition or death over the amount the employee paid to purchase the shares.

3. If the employee disposes of shares prior to the expiration of the Holding Period (i.e., before the later of one year after the Purchase Date with respect to which the shares were purchased or two years after the option to acquire the shares was granted under the Amended and Restated ESPP), then at that time the employee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the Purchase Date over the amount the employee paid to purchase the shares. The employee will be considered to have disposed of a share if the employee sells, exchanges, makes a gift or transfers (except by death) legal title to the shares.

4. In addition, the employee will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of common stock and the employee’s basis in the common stock (i.e., the purchase price plus the amount, if any, taxed to the employee as ordinary income, as described in (2) and (3) above).

5. If the Holding Period is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of shares purchased under the Amended and Restated ESPP. If the Holding Period is not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the employee as ordinary income.

The foregoing provides only a general description of the application of Federal income tax laws to the Amended and Restated ESPP and does not purport to be exhaustive. The summary does not address the effects of other Federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, employees are urged to consult a tax advisor as to their individual circumstances.

New Plan Benefits

Participation in the Amended and Restated ESPP is entirely within the discretion of the eligible employees. Because the Company cannot predict the participation levels by employees, the rate of employee contributions or the eventual purchase price under the Amended and Restated ESPP, it is not possible to determine the number of shares that will be purchased or the value of benefits that may be obtained by executive officers and other employees under the Amended and Restated ESPP for the current fiscal year.

The following table sets forth information with respect to the shares of Company common stock purchased under the Employee Stock Purchase Plan by the following parties: each of the Named Executive Officers, the Company’s executive officers (as a group), its non-executive directors (as a group), and the non-executive officer employees (as a group), during the fiscal year ended December 31, 2013.

Name and Position	Number of Shares Purchased	Average Purchase Price of Shares	Dollar Value ($)

Thomas R. Quinn, Jr.	579	$12.06	$6,984
President & Chief Executive Officer

David P. Boyle	2,004	$12.47	$24,990
Executive Vice President & Chief Financial Officer

Jeffrey M. Seibert	2,004	$12.47	$24,990
Executive Vice President & Chief Operating Officer

Philip E. Fague	259	$11.74	$3,041
Executive Vice President, Trust and Mortgage Officer

David D. Keim	-	-	-
Executive Vice President & Chief Risk Officer

Executive Group	5,027	$12.39	$63,858
Non-Executive Director Group	-	-	-
Non-Executive Officer Employee Group	16,454	$11.25	$185,108

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the amendment and restatement of the Orrstown Financial Services Inc. Employee Stock Purchase Plan. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.

Board Recommendation

The Board of Directors recommends a vote FOR approval of the Amendment and Restatement of The Orrstown Financial Services Inc. Employee Stock Purchase Plan.

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION PAID TO

NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the “Say-On-Pay” vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2011 Annual Meeting of Shareholders to hold this vote on executive compensation annually. The vote is non-binding, however the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our named executive officers.

The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.

The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers:

—

Fair, Reasonable and Appropriate Levels of Compensation.    A study conducted by the Compensation Committee’s independent consultant found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market, albeit on the lower end, with our compensation to executive officers having been frozen for the last few years. Furthermore, the Company provides limited benefits and perquisites to our executives.

—

Pay and Performance Alignment.    The Compensation Committee believes that increases in salaries, incentive bonus payouts and stock option awards when made, are in a responsible manner, consistent with our performance in relation to our operating plan and the performance of our peers.

—

Risk Mitigation.    We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk appropriate environment for compensating our executives.

—

Revised Long-term Incentive Strategy.    We recently approved changes to our long-term incentive strategy for executives. For 2014 and future years, we anticipate shifting our strategy of granting equity awards to a balanced mix of stock options and restricted stock, both of which will have multi-year vesting criteria. These changes reflect the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.

Additional details on our executive compensation programs and practices are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as described in this proxy statement. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.

The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S

SELECTION OF SMITH ELLIOTT KEARNS & COMPANY, LLC AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted on our website at www.orrstown.com.

On March 5, 2014, the Audit Committee presented its conclusions regarding the independent registered public accounting firm to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2014.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Smith Elliott Kearns & Company, LLC. The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2014, the Company will not seek shareholder ratification of the Audit Committee’s new selection.

The affirmative vote of a majority of the votes cast at the annual meeting is necessary to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2014.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2014.

Relationship with Independent Registered Public Accounting Firm

Representatives of Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm for 2013, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees.    Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2013 and 2012, are set forth below:

	2013	2012

Audit Fees	$103,554	$117,415
Audit-Related Fees	27,379	26,458
Tax Fees	19,315	31,500
Other Fees	0	0

TOTAL	$150,248	$175,373

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K.

Audit-Related Fees were for professional services rendered for 2013 and 2012 in connection with certain regulatory reporting requirements, attendance at audit committee meetings, whistle blower follow-up and issuance of a consent for a registration statement.

Tax Fees for 2013 and 2012 were in connection with preparation of the Company’s tax returns for 2011, 2012, and 2013, responding to certain taxing authority inquiries and tax consulting.

There were no other fees billed by the Company’s independent registered public accounting firm for 2013 and 2012.

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the deminimus exception set forth in applicable SEC rules and regulations. In 2013, all audit and non-audit services provided by Smith Elliott Kearns & Company, LLC, were pre-approved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. In addition, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, may be obtained without charge by written request to David P. Boyle, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, PA 17257. The Annual Report on Form 10-K also is available at www.orrstown.com.

Appendix A

THE AMENDED AND RESTATED ORRSTOWN FINANCIAL SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	DEFINITIONS	A-2
2.	PURPOSE	A-3
3.	AVAILABLE SHARES; ADJUSTMENTS	A-3
4.	GRANTS AND TERMS OF OPTIONS	A-4
5.	PAYMENT FOR AND DELIVERY OF SHARES	A-5
6.	TERMINATION AND AMENDMENT	A-6
7.	LIMITATION ON RESALE	A-6
8.	MISCELLANEOUS PROVISIONS	A-6
9.	EFFECTIVE DATE	A-7

1.	DEFINITIONS

1.1. Account

The book entry account established by the Corporation for a participating Employee pursuant to Section 5.1 hereto.

1.2. Code

The Internal Revenue Code of 1986, as amended, and any successor statute thereto.

1.3. Committee

The Committee appointed by the Corporation’s Board of Directors as described in Section 8.1 hereof or, if the Board of Directors does not appoint such a Committee, the Board of Directors itself in its capacity as administrator of the Plan.

1.4. Corporation

Orrstown Financial Services, Inc.

1.5. Employee

Any employee of the Corporation, or any Subsidiary of the Corporation, who is customarily scheduled to work at least twenty (20) hours per week and has been employed by the Corporation, or any Subsidiary of the Corporation, for at least ninety (90) days and who is still employed on an Offering Date. Any employee of the Corporation or Subsidiary whose customary employment is for not more than five (5) months in any calendar year shall not be eligible to participate in the Plan.

1.6. Fair	Market Value

The fair market value of the shares, which, as of any date, shall be determined on a per share basis by the Board of Directors as follows:

✓

If the Shares were traded over-the-counter on the date in question and the Shares were classified by NASDAQ as a national market issue (or, in the judgment of the Board of Directors, a comparable designation), then the Fair Market Value shall be equal to the average of the high and low sales prices of the Shares reported in NASDAQ trading for that date or if no reported sale of Shares shall have occurred on such date, then on the next preceding day on which there was a reported sale.

✓

If the Shares were traded over-the-counter on the date in question but the Shares were not classified by NASDAQ as a national market issue (or, in the judgment of the Board of Directors, a comparable designation), then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date.

✓

If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions reported for such date.

✓

If none of the above are applicable, then the Fair Market Value shall equal the average of the average of the daily high bid and low offer quotations for the Shares reported through the National Association of Securities Dealers, Inc.’s OTC Bulletin Board service for the ten (10) trading days immediately preceding the applicable date (the

“Pricing period”). If, however, no bid or no offer quotation for the Shares is reported through the OTC Bulletin Board service during the Pricing Period, then the Fair Market Value will be the price of the last trade reported for the Shares through the OTC Bulletin Board service.

✓

If none of the foregoing provisions are applicable or if the Board of Directors in its discretion determines to utilize another valuation method, then the Fair Market Value shall be determined by the Board of Directors in good faith on such basis as it deems appropriate provided that such valuation method is considered an appropriate method of determining the Fair Market Value of the Shares for the purposes of Section 423 of the Code.

1.7. Offering	Date(s)

Shall be March 1st and September 1st of each year.

1.8. Plan

The Amended and Restated Orrstown Financial Services, Inc. Employee Stock Purchase Plan.

1.9. Purchase	Dates

February 28 and August 31st of each year.

1.10. Shares

Shares of the common stock, no par value, of the Corporation.

1.11. Subsidiary

Subject to the determination to be made by the Board of Directors pursuant to Section 8.3 hereof, have the meaning that is ascribed to that term in Section 424 (f) of the Code.

1.12. Trust	Officer

Such person or persons (including vice or assistant officers) as the Board of Directors shall from time to time appoint to administer the Plan as contemplated by Section 8.1 of the Plan, subject to the authority and responsibility of the Board or the Committee.

2.	PURPOSE

The purpose of the Plan is to provide Employees of the Corporation, and its Subsidiaries, who wish to become shareholders an opportunity to purchase Shares of the Corporation. The Board of Directors believes that Employee participation in the ownership of the Corporation will be to the mutual benefit of both the Employees and the Corporation. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of Code.

3.	AVAILABLE SHARES; ADJUSTMENTS

3.1.

A total of Three Hundred Fifty Thousand (350,000) Shares (subject to anti-dilution adjustments provided in Section 3.2 herein) may be sold pursuant to options to purchase granted under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Corporation may be made available for purchase under the Plan.

3.2.	Appropriate adjustments in the Fair Market Value per share as of a particular Offering Date or Purchase Date and/or in the number and kind of Shares which are available for the grant of options under this Plan, shall be made to give effect to any mergers, consolidations, acquisitions, stock splits, stock dividends, or other relevant changes in the capitalization occurring after the effective date of the Plan. No fractional Shares shall be subject to an option to purchase and each Employee’s option to purchase shall be adjusted downward to the nearest full Share. In the case of adjustments to Fair Market Value, the Fair Market Value shall be adjusted downward to the nearest whole cent. Any agreement of merger or consolidation will include appropriate provisions for protection of the then existing rights of Employees under the Plan.

4.	GRANTS AND TERMS OF OPTIONS

4.1.	All Employees granted options to purchase under this Plan shall have the same rights and privileges, except as set forth herein.

4.2.

On the Offering Dates each year while this Plan is in effect, the Corporation will grant options to purchase Shares to all Employees. By way of such options, each Employee shall be entitled to purchase up to a maximum number of Shares each calendar year as determined in Sections 4.4 through 4.8 below. In order to exercise the option to purchase, an Employee must complete and file with the trust officer, on or before the applicable Purchase Date, an enrollment form and any other papers prescribed by the Corporation.

4.3.

The purchase price of Shares acquired pursuant to the above-described options shall be the lower of ninety-five percent (95%) of the Fair Market Value of the Shares on the applicable Offering Date or related Purchase Date. For example, the lower of the Fair Market Values on the September 1st Offering Date or the subsequent February 28th Purchase Date times ninety-five percent (95%) will be the purchase price for the February 28th Purchase Date. The lower of the Fair Market Values on March 1st or August 31st times ninety-five percent (95%) will be the purchase price for the August 31st Purchase Date. The Board of Directors may choose to use an alternative valuation method provided that such valuation method is considered an appropriate method of determining the Fair Market Value of the Shares for the purposes of Section 423 of the Code.

4.4.

Each Employee shall be limited in the number of Shares which can be acquired in any single calendar year to that number of Shares the total purchase price of which does not exceed ten percent (10%) of such Employee’s annual compensation during such calendar year. For the purposes of determining an Employee’s annual compensation under this Plan, annual compensation shall mean basic annual salary plus payments for overtime work, but shall not include bonuses, profit sharing, or any other form of additional compensation.

4.5.

No employee shall be granted an option or have the right to acquire Shares if immediately after the option is granted the Employee owns, actually or constructively (as determined with reference to Section 424 (d) of the Code), five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary at the time of the Offering Date. In making such determinations, Shares of stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

4.6.

If at any time during the term of this Plan the available Shares are oversubscribed, pursuant to any applicable rules, laws, and regulations of any government agency imposing limitations on the number of Shares which may be issued, or by reason of the limitations in Section 3.1 above, then the total purchase price which in Section 4.4 fixes the maximum number of shares available for purchase by each Employee shall be reduced to that percentage of each Employee’s compensation as may be necessary to eliminate such oversubscription on a pro rata basis.

4.7.

The right to purchase Shares shall terminate immediately upon an Employee’s termination of employment for any reason, including the Employee’s death. Any amounts credited to an Employee’s account, pursuant to Section 5.1, shall be paid to the terminated Employee or Employee’s estate, if applicable, as soon as administratively feasible following the Employee’s termination.

4.8.

Notwithstanding any other provision of this Plan, no Employee shall be granted options which would result in such Employee’s right to purchase Shares to accrue at a rate which exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000) of Fair Market Value (determined as of the beginning of the six (6) month offering period) for the calendar year in which the option to purchase Shares under this Plan is outstanding.

4.9.	Rights and options under this Plan are not assignable or transferable by an Employee and are exercisable only by the Employee.

5.	PAYMENT FOR AND DELIVERY OF SHARES

5.1.

Each Employee shall, upon enrollment in the Plan, designate a contribution amount to be withheld from each paycheck. Deductions will be taken on an after-tax basis. The minimum contribution that can be deducted from each paycheck is Ten and 00/100 Dollars ($10.00). The payroll deductions will be credited to an Account established in each employee’s name on the Corporation’s, or one of its subsidiaries’ books with said funds being held in a non-interest bearing escrow account established by the Corporation for purpose of this Plan. Except as provided below, all amounts credited to an Employee’s Account shall be applied toward the purchase of Shares on the applicable Purchase Date. The Corporation shall pay all administrative expenses of the Plan. The full amount of payroll deductions will be used to purchase Shares. However, no interest will be paid on the balance credited to employee accounts on each pay date. Only amounts available via payroll deductions may be utilized to purchase Shares on the February 28th Purchase Date each year. Any purchase of Shares under this Plan will be only for whole shares. In addition to the payroll deductions, an Employee may file a Subscription Agreement whereby the Employee may apply additional funds to purchase Shares on the August 31st Purchase Date, but not, however, in excess of an amount equal to the annual maximum determined pursuant to Sections 4.4 through 4.8. Any amounts remaining in an Employee’s account following a purchase of Shares on an applicable Purchase Date, due to the requirement of purchasing whole Shares, shall remain credited to the Employee’s Account and applied toward the purchase of Shares on the next Purchase Date. Any amounts remaining in an Employee’s account immediately following a purchase of Shares on an applicable Purchase Date, shall be paid to the Employee if he/she elects to cease participation in the Plan. An Employee may cease participation in the Plan no later than seven (7) days prior to a Purchase Date. In the event an Employee ceases participation, the Employee may request, in writing, that his Account be paid to him/her in lieu of being applied toward the purchase of Shares. Alternatively, an Employee may allow funds credited to his/her Account to be applied toward the purchase of Shares as of a Purchase Date and elect to cease participation with respect to any future Purchase Date. In order to re-participate in the Plan, an Employee must re-submit an Election to Participate form.

5.2.	The Shares so purchased shall be issued to such Employee within thirty (30) days after the Purchase Date.

6.	TERMINATION AND AMENDMENT

6.1.

The Board of Directors reserves the right to make any amendment to this Plan which it deems to be required or appropriate to qualify the Plan as “employee stock purchase plan” under the Code or the regulations adopted thereunder by the Internal Revenue Service.

6.2.

The Board of Directors shall have complete power and the authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Corporation, increase the maximum number of shares which are or may be available pursuant to Section 3.1 hereof except for adjustments permitted by this Plan.

6.3.

This Plan does not have a specified termination date. The Board of Directors reserves the right to terminate the Plan at any time without notice provided that no such termination can affect an Employee’s right to purchase Shares, with funds credited to his Account, up through the effective date of the termination of the Plan. In the event of the termination of the Plan after an Offering Date but prior to the subsequent Purchase Date, the effective date of the termination of the Plan shall constitute the Purchase Date for the then applicable Offering Date.

7.	LIMITATION ON RESALE

7.1.

The Shares so purchased shall not be resold by the registered owner or owners thereof within one (1) year of purchase, except by will or the laws of descent and distribution, in case of death of any registered owner, or as otherwise permitted by the Board of Directors. There shall be no other limitation on resale of Shares purchased under this Plan, except as provided under applicable federal or state laws, rules or regulations. However, notwithstanding anything to the contrary contained in this Plan, Shares shall be distributed pursuant to the Plan only if the Shares are registered under such federal and state securities laws as the Corporation may deem necessary, or if exemptions from such registration are deemed to be available; but in no event shall distributions be made during any period of time in which the Corporation deems that the same may violate a federal, state or securities exchange rule, regulation or law. Further, in the absence of registration under federal and state securities laws as referenced above, each participant may be required by the Corporation to execute such acknowledgments and agreements as may be deemed necessary or appropriate by the Corporation to secure compliance with exemptions from registration under federal or state securities laws, which compliance may involve regulation of the manner in which the Shares may be sold or transferred by the participant, and may prohibit the sale of Shares for a period of time. Certificates for Shares issued under this Plan may bear an appropriate legend making reference to any applicable resale, transfer and other restrictions.

8.	MISCELLANEOUS PROVISIONS

8.1.

Subject to the express provisions of the Plan, the Board of Directors or a Board of Directors-appointed committee of three (3) or more directors appointed by the Board, shall have plenary authority to administer, interpret and construe all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or appropriate for administering the Plan; and the determinations of the Board (or a Board of Directors-appointed committee, as the case may be) as to the foregoing matters shall be final and conclusive and binding upon all participants. Subject to the authority and responsibility of the Board of Directors or a Board of Directors-appointed committee as aforesaid, the trust officer shall administer, interpret and apply all provisions of the Plan. Nothing contained in this Plan shall be deemed to authorize amendments to the Plan or administration of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

8.2.

No member of the Board of Directors or a Board of Directors-appointed committee shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of authority or discretion granted in connection with this Plan to the Board of Directors or a Board of Directors-appointed committee, or for the acts or omissions of any other members of the Board of Directors or a Board of Directors-appointed committee. Subject to any numerical limitations on a Board of Directors-appointed committee membership set forth in Section 8.1 hereof, the Board of Directors may at any time appoint additional members to a Board of Directors-appointed Committee and may at any time remove any member of the Board of Directors-appointed committee, with or without cause. Vacancies in the Board of Directors-appointed committee, however caused, may be filled by the Board of Directors if it so desires. Employees of any corporation or other entity which becomes a Subsidiary after the effective date of this Plan shall not be eligible to participate in the Plan unless and until the Board of Directors shall designate such corporation or entity as one whose employees may be offered options under the Plan. At the time this Plan is adopted, the only subsidiary designated by the Board of Directors is Orrstown Bank. New designations of employer corporations from time to time from among the Corporation and its subsidiaries, including corporations that subsequently become its parent or subsidiaries, shall not require shareholder approval.

8.3.

Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any Employee the right to continue in the employ of the Corporation or any present or future Subsidiary, or interfere in any way with the rights of the Corporation and any Subsidiary to terminate his or her employment in any way.

8.4.

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

8.5.	The laws of the Commonwealth of Pennsylvania will govern all matters relating to this Plan except to the extent superseded by the laws of the United States.

9.	EFFECTIVE DATE

9.1.

The Plan shall become effective upon approval by the shareholders of the Corporation at the Annual Meeting of shareholders in the Year 2014. The Corporation’s obligation to offer, sell and deliver its Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares and is further subject to the Corporation receiving, should it determine to do so, the advice of its counsel that all applicable laws and regulations have been complied with.

PLEASE MARK VOTES AS IN THIS EXAMPLX E REVOCABLE PROXY Orrstown Financial Services, Inc. YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS Shareholders of record have three ways to vote: 1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail. To Vote by Telephone: Call 1-855-690-7316 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 29, 2014. To Vote by Internet: Go to https://www.rtcoproxy.com/orrf prior to 3 a.m., April 29, 2014. Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted. Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. Mark here if you plan to attend the meeting. Mark here for address change. Comments: FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH Annual Meeting Materials are available at: http://www.cfpproxy.com/5772 When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. For Against Abstain 2. Approve the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan. Your Board of Directors recommends a vote “FOR” approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan. 3. Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On- Pay”). Your Board of Directors recommends a vote “FOR” approval of the non-binding advisory vote on compensation paid to our named executive officers. 4. Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014. Your Board of Directors recommends a vote “FOR” ratification of the Audit Commitee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014. 5. The transaction of such other business as may properly come before the annual meeting. Where a vote is not specified, the proxies will vote shares represented by this Proxy: (i) FOR the election of all three nominees for director to Class A; (ii) FOR approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan; (iii) FOR approval of the advisory vote on compensation paid to our named executive officers; (iv) FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014; and (v) in accordance with the directions of the Board of Directors on such other matters that may properly come before the annual meeting. For Against Abstain For Against Abstain 1. Elect three (3) directors to Class A for three (3) year terms expiring in 2017. (01) Jeffrey W. Coy Your Board of Directors recommends a vote “FOR” the election as director to Class A of Jeffrey W. Coy. (02) Eric A. Segal Your Board of Directors recommends a vote “FOR” the election as director to Class A of Eric A. Segal. (03) Joel R. Zullinger Your Board of Directors recommends a vote “FOR” the election as director to Class A of Joel R. Zullinger. With- For hold INSTRUCTION: Your Board of Directors recommends a vote “FOR” the election as directors to Class A of the three (3) nominees listed above. With- For hold With- For hold For Against Abstain

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.cfpproxy.com/5772 You can vote in one of three ways: 1. Call toll free 1-855-690-7316 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.rtcoproxy.com/orrf and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY Orrstown Financial Services, Inc. ANNUAL MEETING OF SHAREHOLDERS April 29, 2014 9:00 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Barbara E. Brobst and Mark G. Bayer, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all Orrstown Financial Services, Inc. (the “Company”) Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 29, 2014, at 9:00 A.M., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) ORRSTOWN FINANCIAL SERVICES, INC. — ANNUAL MEETING, APRIL 29, 2014 5772

5772 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Barbara E. Brobst and Mark G. Bayer, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all Orrstown Financial Services, Inc. (the “Company”) Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 29, 2014, at 9:00 A.M., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. PLEASE MARK VOTES AS IN THIS EXAMPLX E REVOCABLE PROXY Orrstown Financial Services, Inc. Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE For Against Abstain 2. Approve the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan. Your Board of Directors recommends a vote “FOR” approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan. 3. Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On- Pay”). Your Board of Directors recommends a vote “FOR” approval of the non-binding advisory vote on compensation paid to our named executive officers. 4. Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014. Your Board of Directors recommends a vote “FOR” ratification of the Audit Commitee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014. 5. The transaction of such other business as may properly come before the annual meeting. Where a vote is not specified, the proxies will vote shares represented by this Proxy: (i) FOR the election of all three nominees for director to Class A; (ii) FOR approval of the amendment and restatement of the Orrstown Financial Services, Inc. Employee Stock Purchase Plan; (iii) FOR approval of the advisory vote on compensation paid to our named executive officers; (iv) FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2014; and (v) in accordance with the directions of the Board of Directors on such other matters that may properly come before the annual meeting. For Against Abstain Mark here if you plan to attend the meeting. Mark here for address change. Comments: For Against Abstain Annual Meeting Materials are available at: http://www.cfpproxy.com/5772 1. Elect three (3) directors to Class A for three (3) year terms expiring in 2017. (01) Jeffrey W. Coy Your Board of Directors recommends a vote “FOR” the election as director to Class A of Jeffrey W. Coy. (02) Eric A. Segal Your Board of Directors recommends a vote “FOR” the election as director to Class A of Eric A. Segal. (03) Joel R. Zullinger Your Board of Directors recommends a vote “FOR” the election as director to Class A of Joel R. Zullinger. With- For hold INSTRUCTION: Your Board of Directors recommends a vote “FOR” the election as directors to Class A of the three (3) nominees listed above. With- For hold With- For hold For Against Abstain